Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2011

Summary:

•	Record Appalachia revenue per ton, up more than $18 year-over-year

•	Extended longwall moves at two mines reduced output and increased Appalachia cost per ton during Q3

•	2012 export thermal coal sales now expected to total over 7 million tons

•	Bennett K. Hatfield joins Patriot as Executive Vice President & Chief Operating Officer

ST. LOUIS, October 20 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended September 30, 2011. For the 2011 third quarter, the Company reported revenues of $589.4 million and EBITDA of $14.8 million. Revenues and EBITDA for the year-ago quarter were $500.7 million and $13.2 million, respectively. For the nine months ended September 30, 2011, the Company reported revenues of $1.8 billion and EBITDA of $133.6 million. Revenues and EBITDA for the first nine months of 2010 were $1.5 billion and $99.0 million, respectively.

“Looking forward, the outlook for metallurgical and export thermal coal remains solid, and we are seeing opportunities for increased profitability at Patriot. We are committed to the continued expansion of our met production. We are also targeting export thermal business, and over the past two quarters have sold more than 7 million tons of thermal coal for export delivery in 2012, sourced from both Appalachia and the Illinois Basin. And we will see the initial benefits of our expiring legacy thermal contracts as we enter 2012,” stated Patriot President and Chief Executive Officer Richard M. Whiting. “At the same time, we are intensely focused on improving operating performance at our mining complexes.”

“An important development during the quarter was the appointment of Ben Hatfield as our new Chief Operating Officer. Ben has more than 30 years of operating and commercial experience in the coal industry, including the CEO position at International Coal Group. He is intimately familiar with coal mining in Appalachia and is a proven leader. His experience and leadership will further strengthen our operations as we execute our strategies to build value,” continued Whiting.

“Further, during the quarter, certain of our subsidiaries signed new agreements with the United Mine Workers of America that generally extend through 2016. This ensures continued stability of our represented workforce,” concluded Whiting.

Commenting on the third quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “Our third quarter financial performance was well below our expectations. While our per-ton revenues were up substantially, lower tons produced at the two longwall mines had a significant negative impact on our average cost per ton and the resulting margins. Following the completion of the longwall moves, the mines were back to normal production by the end of September.”

Financial Overview

Revenues in the 2011 third quarter were $589.4 million, compared with $500.7 million in the prior-year quarter. Higher revenues in the 2011 quarter resulted from higher selling prices, which increased more than $12.00 per ton, or 18 percent. Revenues for the first nine months of 2011 were $1.8 billion, almost 20 percent higher than the $1.5 billion reported in the comparable 2010 period. Higher revenues were primarily attributable to significantly higher selling prices in 2011.

Sales in the third quarter totaled 7.4 million tons, including 5.6 million tons of thermal and 1.8 million tons of metallurgical coal. This compares with 5.9 million tons of thermal and 1.6 million tons of metallurgical coal sold in the year-ago quarter. Tons sold in the first nine months of 2011 of 23.5 million were comparable with the 23.1 million tons sold in the year-ago period. Year-to-date metallurgical coal sales were 5.6 million in 2011, a 0.5 million ton increase over the first nine months of 2010.

EBITDA in the 2011 third quarter was $14.8 million, slightly higher than the $13.2 million reported in the same quarter of 2010. Higher average selling prices in 2011 were largely offset by higher per-ton costs. EBITDA for the first three quarters of 2011 totaled $133.6 million, $34.6 million higher than the year-ago period.

Credit and Capital

As of September 30, 2011, the Company had available liquidity of more than $450 million, with a cash balance of $239 million and no borrowings on its revolving credit facility or its receivables securitization program.

Capital expenditures totaled $48.7 million in the 2011 third quarter and $119.8 million for the first nine months of the year. Additionally, equipment leased from third parties totaled $23.8 million in the third quarter and $94.6 million year-to-date.

Safety

An important component of the Company’s safety program is maintaining first-class mine rescue teams. In early October, Patriot’s five mine rescue teams competed in the National Mine Rescue Contest held in Columbus, Ohio. In total, more than 100 teams competed in this national event sponsored by the U.S. Department of Labor.

The Company’s Magnum team won first place in the National Combination event, which evaluates the overall proficiency of teams in both mine rescue and first aid competitions. Patriot’s Highland team won third place in the same event. The Magnum team also won first place in the Day 2 Mine Rescue competition. In the National Bio 240S Apparatus event, members of the Company’s Bluegrass team won first and second place, with the Highland team coming in third. In total, the Company’s teams received 14 top-three awards, including nine first-place awards.

Market Overview

While the projected GDP growth rates for major economies remain positive through 2015, near-term concerns about slowing global growth have caused speculation of a weakening metallurgical coal market. However, a number of countries are showing signs of strength, particularly in steel production and demand. Steel mills in Brazil, a natural destination for U.S. met coal, are operating at 80 percent of capacity, with coke plants running near full capacity. In India, steel producers are increasing capacity substantially, with the largest Indian steel producer targeting an increase from 13.5 million tonnes in 2010 to 23.6 million tonnes in 2013. South Korean steel production is up more than 20 percent year-over-year, and U.S. coke plants continue to run near full capacity.

Low-volatile and premium high-volatile met coal supply remains tight, while lower quality high-volatile met coals are believed to be in greater supply. Given the relatively tight worldwide supply/demand balance, any significant supply disruptions such as those experienced in recent years would result in stronger pricing for metallurgical-grade products.

For thermal coal, total U.S. inventories and eastern U.S. inventories both declined more in June through August 2011 than during the same period in any of the last 10 years. However, domestic electricity generators have recently taken a cautious stance in their coal purchases, in part due to uncertainty caused by the Cross-State Air Pollution Rule promulgated by the U.S. Environmental Protection Agency.

Thermal coal exports continue at an increasing rate, with eastern U.S. thermal coals well-positioned to participate in the growing international seaborne market. Year-to-date through August, U.S. thermal coal exports increased more than 75 percent compared with a year ago, and export opportunities are expected to continue at an elevated level.

Outlook

“Looking forward, we are expecting improved production in the fourth quarter. There are no scheduled longwall moves, and the increased production should lead to lower cost per ton. Together with higher pricing on increased met tons, the result should be EBITDA in the fourth quarter more in line with the performance of the first two quarters of this year,” concluded Schroeder.

For the 2011 fourth quarter, Patriot expects sales volume of 8.0 to 8.3 million tons, including met coal sales of approximately 2 million tons. For the Appalachia segment, the Company expects cost per ton in the fourth quarter to be between $72 and $75. For the Illinois Basin segment, Patriot expects cost per ton for the fourth quarter of about $44.

Since late July, Patriot booked more than 0.5 million metallurgical tons to be delivered in 2012, at prices approaching $200 per ton at the mine. Similarly, the Company booked approximately 1.5 million tons of Appalachian thermal sales for 2012 delivery, two-thirds of which will be sourced from the Federal complex. In total, 3.5 million tons of new Appalachian thermal tons were booked for 2012 through 2015 delivery, including 1.5 million tons to be exported to Europe.

Average selling prices of currently priced tons for the fourth quarter of 2011 and for 2012 are as follows:

	4Q 2011		2012

(Tons in millions)	Tons	Price per ton	Tons	Price per ton

Appalachia - thermal	4.2	$61	12.6	$65

Illinois Basin - thermal	1.9	$41	5.7	$50

Appalachia - met	2.0	$150	1.9	$164

Total	8.1		20.2

Priced thermal business includes 2.1 million tons for the fourth quarter of 2011 and 4.7 million tons for 2012 related to legacy contracts priced significantly below the current market.

Conference Call

Management will hold a conference call to discuss the third quarter results on October 20, 2011, at 9:00 a.m. Central Time. The conference call can be accessed by dialing 800-398-9379, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0342 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 220359.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

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Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended September 30, 2011 and 2010

	Three Months Ended September 30,
(In thousands, except share and per share data)	2011	2010

Tons sold	7,424	7,483

Revenues
Sales	$584,145	$496,271
Other revenues	5,250	4,412

Total revenues	589,395	500,683

Costs and expenses
Operating costs and expenses	570,850	484,168
Depreciation, depletion and amortization	47,040	44,782
Asset retirement obligation expense	12,364	31,291
Sales contract accretion	(11,380)	(30,927)
Restructuring and impairment charge	139	167
Selling and administrative expenses	12,788	10,323
Net gain on disposal or exchange of assets	(7,389)	(3,531)
Income from equity affiliates	(1,650)	(3,491)

Operating loss	(33,367)	(32,099)
Interest expense and other	16,453	16,952
Interest income	(73)	(3,128)

Loss before income taxes	(49,747)	(45,923)
Income tax provision (benefit)	(230)	70

Net loss	$(49,517)	$(45,993)

Weighted average shares outstanding, basic and diluted	91,329,096	90,968,377

Loss per share, basic and diluted	$(0.54)	$(0.51)

EBITDA	$14,796	$13,214

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended September 30,
(In thousands, except share and per share data)	2011	2010

Tons sold	23,483	23,144

Revenues
Sales	$1,778,425	$1,494,279
Other revenues	20,154	12,653

Total revenues	1,798,579	1,506,932

Costs and expenses
Operating costs and expenses	1,646,958	1,421,862
Depreciation, depletion and amortization	138,112	144,744
Asset retirement obligation expense	61,933	53,141
Sales contract accretion	(45,805)	(89,970)
Restructuring and impairment charge	423	15,005
Selling and administrative expenses	39,392	36,295
Net gain on disposal or exchange of assets	(16,804)	(45,086)
Income from equity affiliates	(4,570)	(5,183)

Operating loss	(21,060)	(23,876)
Interest expense and other	55,896	40,779
Interest income	(171)	(9,819)

Loss before income taxes	(76,785)	(54,836)
Income tax provision	383	470

Net loss	$(77,168)	$(55,306)

Weighted average shares outstanding, basic and diluted	91,299,442	90,889,782

Loss per share, basic and diluted	$(0.85)	$(0.61)

EBITDA	$133,603	$99,044

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)

For the Three Months Ended September 30, 2011 and 2010

	Three Months Ended September 30,
	2011	2010

Tons Sold (In thousands)
Appalachia Mining Operations	5,549	5,985
Illinois Basin Mining Operations	1,875	1,498

Total	7,424	7,483

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$503,950	$434,048
Illinois Basin Mining Operations	80,195	62,223
Appalachia Other	5,250	4,412

Total	$589,395	$500,683

Revenues per Ton - Mining Operations
Appalachia	$90.82	$72.52
Illinois Basin	42.77	41.54
Total	78.68	66.32

Operating Costs per Ton - Mining Operations (1)
Appalachia	$79.10	$61.87
Illinois Basin	44.30	44.27
Total	70.30	58.35

Segment Adjusted EBITDA per Ton - Mining Operations
Appalachia	$11.72	$10.65
Illinois Basin	(1.53)	(2.73)
Total	8.38	7.97

	Dollars in thousands

Past Mining Obligation Expense	$45,762	$42,551

Capital Expenditures	48,672	30,908

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)

For the Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended September 30,
	2011	2010

Tons Sold (In thousands)
Appalachia Mining Operations	17,981	18,265
Illinois Basin Mining Operations	5,502	4,879

Total	23,483	23,144

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,542,764	$1,289,229
Illinois Basin Mining Operations	235,661	205,050
Appalachia Other	20,154	12,653

Total	$1,798,579	$1,506,932

Revenues per Ton - Mining Operations
Appalachia	$85.80	$70.58
Illinois Basin	42.83	42.03
Total	75.73	64.56

Operating Costs per Ton - Mining Operations (1)
Appalachia	$70.44	$59.05
Illinois Basin	43.03	41.79
Total	64.02	55.41

Segment Adjusted EBITDA per Ton - Mining Operations
Appalachia	$15.36	$11.53
Illinois Basin	(0.20)	0.24
Total	11.71	9.15

	Dollars in thousands

Past Mining Obligation Expense	$134,632	$130,492

Capital Expenditures	119,798	94,600

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets

September 30, 2011 and December 31, 2010

	September 30, 2011	December 31, 2010
(Dollars in thousands)	(Unaudited)

Cash and cash equivalents	$239,084	$193,067
Receivables	198,300	207,365
Inventories	96,760	97,973
Other current assets	25,256	28,648

Total current assets	559,400	527,053
Net property, plant, equipment and mine development	3,188,259	3,160,535
Notes receivable	—	69,540
Investments and other assets	67,520	52,908

Total assets	$3,815,179	$3,810,036

Accounts payable and accrued liabilities	$442,379	$409,284
Below market sales contracts acquired	48,515	70,917
Current portion of debt	20,444	3,329

Total current liabilities	511,338	483,530
Long-term debt, less current maturities	438,603	451,529
Below market sales contracts acquired, noncurrent	54,821	92,253
Other noncurrent liabilities	2,004,188	1,939,643

Total liabilities	3,008,950	2,966,955
Common stock, paid-in capital and retained earnings	1,085,289	1,150,776
Accumulated other comprehensive loss	(279,060)	(307,695)

Total stockholders’ equity	806,229	843,081

Total liabilities and stockholders’ equity	$3,815,179	$3,810,036

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended September 30,
(Dollars in thousands)	2011	2010

Cash Flows from Operating Activities
Net Loss	$(77,168)	$(55,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	138,112	144,744
Sales contract accretion	(45,805)	(89,970)
Net gain on disposal or exchange of assets	(16,804)	(45,086)
Changes in working capital and other	80,234	68,602

Net cash provided by operating activities	78,569	22,984

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(119,798)	(94,600)
Additions to advance mining royalties	(17,728)	(14,768)
Net cash paid in litigation settlement and asset acquisition	(14,787)	—
Proceeds from disposal or exchange of assets	6,691	1,526
Proceeds from notes receivable	115,679	25,100
Investment in joint ventures	—	(300)

Net cash used in investing activities	(29,943)	(83,042)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	—	248,198
Deferred financing costs	(1,830)	(20,972)
Proceeds from coal reserve financing transaction	—	17,700
Long-term debt payments	(2,894)	(6,237)
Proceeds from employee stock programs	2,115	2,474

Net cash provided by (used in) financing activities	(2,609)	241,163

Net increase in cash and cash equivalents	46,017	181,105
Cash and cash equivalents at beginning of period	193,067	27,098

Cash and cash equivalents at end of period	$239,084	$208,203

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)

For the Three and Nine Months Ended September 30, 2011 and 2010

(Dollars in thousands)
	Three Months Ended September 30,
	2011	2010
Reconciliation of net loss to Adjusted EBITDA:

Net loss	$(49,517)	$(45,993)
Depreciation, depletion and amortization	47,040	44,782
Asset retirement obligation expense	12,364	31,291
Sales contract accretion	(11,380)	(30,927)
Restructuring and impairment charge	139	167
Interest expense and other	16,453	16,952
Interest income	(73)	(3,128)
Income tax provision (benefit)	(230)	70

Adjusted EBITDA	$14,796	$13,214

	Nine Months Ended September 30,
	2011	2010
Reconciliation of net loss to Adjusted EBITDA:

Net loss	$(77,168)	$(55,306)
Depreciation, depletion and amortization	138,112	144,744
Asset retirement obligation expense	61,933	53,141
Sales contract accretion	(45,805)	(89,970)
Restructuring and impairment charge	423	15,005
Interest expense and other	55,896	40,779
Interest income	(171)	(9,819)
Income tax provision	383	470

Adjusted EBITDA	$133,603	$99,044

Adjusted EBITDA, also referred to as EBITDA, is defined as net loss before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.